EXHIBIT 10.2

Omnibus Agreement

This Omnibus Agreement (this “Agreement”) is entered into as of May 4, 2012, by and among (i) NYTEX Energy Holdings, Inc. (“NYTEX Energy”), and NYTEX Petroleum, Inc. (collectively, “NYTEX Holdings”); (ii) WayPoint Capital Partners, LLC (“WCP”) and WayPoint Nytex, LLC (“WayPoint Nytex, and together with WCP and each of the subsidiaries of WCP and WayPoint Nytex, the “WayPoint Entities”); and (iii) NYTEX FDF Acquisition, Inc. (“NYTEX Acquisition”), New Francis Oaks, LLC (“New Francis”), Francis Drilling Fluids, Ltd. (“FDF”) and FDF-Cessna 210 N6542U, Inc. (“FDF-Cessna”) (NYTEX Acquisition, New Francis, FDF, FDF-Cessna and each of their subsidiaries, the “FDF Entities,” and together with the WayPoint Entities, the “WayPoint & FDF Entities”). Where applicable, NYTEX Holdings and the WayPoint & FDF Entities are collectively referred to as the “Parties” or each “Party.” Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Preferred Stock and Warrant Purchase Agreement, dated as of November 23, 2010, among NYTEX Holdings, NYTEX Acquisition and WayPoint Nytex, as amended from time to time (collectively, the “WayPoint Purchase Agreement”) or any other agreements or other documents executed and delivered in connection with the transactions contemplated thereby (including, without limitation, any of the Transaction Documents (as defined in the WayPoint Purchase Agreement), collectively, the “WayPoint Purchase Documents”).

WHEREAS, pursuant to the Management Services Agreement dated November 23, 2010 (the “Management Services Agreement”), between NYTEX Holdings and FDF, NYTEX Holdings has provided certain management services to FDF;

WHEREAS, pursuant to the engagement letter dated July 19, 2011, FDF has engaged Harbor View Advisors, LLC to assist one or more of the FDF Entities in a potential transaction and merger of certain assets or interests (collectively, the “Transaction”) as contemplated in the Agreement and Plan of Merger being entered into by and among FDF Resources Holdings LLC, New Francis and NYTEX Acquisition (the “Merger Agreement”) and all agreements and other documents executed and delivered in connection with the transactions contemplated thereby (collectively, the “Transaction Documents”);

WHEREAS, the Parties wish to maximize the consideration resulting from the Transaction;

NOW, THEREFORE, in consideration of the foregoing, the terms, covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

SECTION 1. Consummation of Transaction.

(a) Management Services Agreement. Upon consummation of the Transaction, the Management Services Agreement shall be terminated, and (i) the WayPoint Entities shall pay

$150,000.00 to NYTEX Energy out of the Put Payment Amount received by WayPoint Nytex, (ii) from the Transaction proceeds, the FDF Entities shall cause $812,500.00 to be paid immediately upon consummation of the Transaction as an Outstanding A/P (as defined in the Transaction Documents) to NYTEX Energy for accrued management fees due and payable under the Management Services Agreement through the date hereof and (iii) from the Transaction proceeds, the FDF Entities shall cause $110,279.00 to be paid immediately upon consummation of the Transaction as an Outstanding A/P (as defined in the Transaction Documents) to NYTEX Energy for reimbursement of certain expenses incurred in respect of accounting services performed by Whitley Penn (the foregoing payments to NYTEX Energy are collectively referred to herein as the “NYTEX Payments”).

(b) Mutual Releases. Each of (i) NYTEX Holdings, (ii) the WayPoint Entities and (iii) the FDF Entities, each on behalf of itself and its agents, representatives, officers, directors, members, attorneys, advisors, employees, subsidiaries, affiliates, successors and assigns (collectively, the “Releasors”), hereby forever waives, releases and discharges, to the fullest extent permitted by law, each of (i) NYTEX Holdings, (ii) the WayPoint Entities and (iii) the FDF Entities, and each of their agents, representatives, officers, directors, members, attorneys, advisors, employees, subsidiaries, affiliates, successors and assigns (collectively, the “Releasees”; provided that neither the Releasees nor the Releasors shall include Michael Galvis or Bryan Sinclair), from any and all claims (including, without limitation, crossclaims, counterclaims, rights of set-off and recoupment), actions, causes of action, suits, debts, accounts, interests, liens, promises, warranties, damages and consequential damages, demands, agreements, bonds, bills, specialties, covenants, controversies, variances, trespasses, judgments, executions, costs, expenses or claims whatsoever (collectively, the “Claims”), that such Releasor now has or hereafter may have, of whatsoever nature and kind, whether known or unknown, whether now existing or hereafter arising, whether arising at law or in equity, against any Releasee, based in whole or in part on facts, whether or not now known, existing on or before the Effective Date, that relate to, arise out of or otherwise are in connection with: (i) the Transaction, (ii) the WayPoint Purchase Documents and the transactions contemplated thereby, or any actions or omissions in connection therewith, and (iii) any aspect of the dealings or relationships between or among the Parties; provided, however, that nothing in this Release shall have the effect of limiting, modifying, waiving compliance with this Agreement. For the avoidance of doubt, the foregoing Mutual Release by the Releasors of the Releasees includes any Claim that has been or could have been asserted by NYTEX Holdings, whether under any employment agreements or otherwise, against any employees of the FDF Entities, including, without limitation, Ronald Brown, Barry Charpentier, Bryan Francis, John Francis, Michael Francis, Jude Gregory, Freddie Richard and Steven Schaaf.

For the purpose of implementing a full and complete release, each Party expressly acknowledges that the releases given in this Agreement are intended to include, without limitation, Claims that each Releasor did not know or suspect to exist in its, his or her favor at the time of the date of execution of this Agreement, regardless of whether the knowledge of such claims, or the facts upon which they might be based, would materially have affected the settlement in this Agreement; and that the consideration given under this Agreement was also for the release of those claims and contemplates the extinguishment of any such unknown claims, despite the fact that California Civil Section 1542 and laws of similar import may provide otherwise. Each Releasor expressly waives any right or benefit available to it, him or her in any capacity under the provisions of California Civil Section 1542 (and laws of similar import), which provides in relevant part as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

SECTION 2. Representations, Warranties and Covenants. Each Party represents, warrants and covenants that:

(a) such Party has the power, and has been duly authorized by all requisite action, to execute and deliver this Agreement and the other documents and agreements executed and delivered in connection herewith to which it is a party;

(b) this Agreement has been duly executed by such Party and the other documents and agreements executed and delivered in connection herewith to which any Party is a party have been duly executed and delivered by such Party, as applicable;

(c) this Agreement is the legal, valid and binding obligation of such Party and the other documents and agreements executed or delivered in connection herewith to which such Party is a party are the legal, valid and binding obligations of such Party, in each case enforceable against such Party in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and subject to general equitable principles which may limit the right to obtain equitable remedies;

(d) the execution, delivery and performance of this Agreement and the other documents and agreements executed and delivered in connection therewith do not and will not (i) violate any law, rule, regulation or court order to which such Party is subject or (ii) conflict with or result in a breach of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents) of such Party or any other agreement or instrument to which it is party or by which the properties of such Party is bound; and

(e) it has received independent legal advice from such Party’s attorney with respect to the rights and obligations arising from, and the advisability of executing, this Agreement.

SECTION 3. Miscellaneous.

(a) Execution. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart. Any Party hereto may execute and deliver a counterpart of this Agreement by delivering by facsimile or other electronic transmission a signature page of this Agreement signed by such Party, and any such facsimile or other electronic signature shall be treated in all respects as having the same effect as an original signature.

(b) Severability. The invalidity, illegality, or unenforceability of any provision in or obligation under this Agreement in any jurisdiction shall not affect or impair the validity, legality, or enforceability of the remaining provisions or obligations under this Agreement or of such provision or obligation in any other jurisdiction.

(c) Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute part of this Agreement for any other purpose.

(d) Notices. All notices, requests, and demands to or upon the respective Parties hereto shall be given in accordance with the WayPoint Purchase Agreement.

(e) Governing Law. This Agreement and the rights and obligations of the Parties under this Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the state of New York. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(f) Amendments. This Agreement may only be amended, modified, waived or supplemented pursuant to an agreement or agreements in writing entered into by each of the Parties.

(g) Final and Complete Agreement. This Agreement and the other written agreements, instruments, and documents entered into in connection herewith set forth in full the terms of agreement between the Parties hereto and thereto and are intended as the full, complete, and exclusive contracts governing the relationship between such parties, superseding all other discussions, promises, representations, warranties, agreements, undertakings and understandings between the parties with respect thereto.

(h) Cooperation and Further Assurances. From time to time after the closing of the Transaction (the “Transaction Closing”), as and when reasonably requested by other Parties, each Party shall promptly (a) take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the Transaction and the transactions contemplated by this Agreement, (b) execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out the Transaction and any of the transactions contemplated hereunder, and (c) cooperate with the other Parties in connection with the foregoing, and cause its officers, directors, employees, agents, counsel, accountants and other representatives (collectively, the “Representatives”) to do the same. Without limiting the generality of the foregoing provision, upon NYTEX Holdings’ request after the Transaction Closing, at the sole expense of NYTEX Holdings, the WayPoint Entities shall, and shall cause their Representatives, including Winston & Strawn LLP, to reasonably and promptly (i) cooperate with NYTEX Holdings and its Representatives to comply with all legal requirements which may be imposed on NYTEX Holdings with respect to the Transaction, including, without limitation, any public disclosure and SEC filings requirements, and (ii) cooperate with NYTEX Holdings and its Representatives in connection with any post-closing administration of the Transaction and the Transaction Documents, including, without limitation, any post-closing adjustment of the Purchase Price (as defined in the Transaction Documents), any post-closing indemnification claim or other exercise or performance by NYTEX Acquisition of its rights or obligations under the Transaction Documents.

(i) Conditions to Effective Agreement. This Agreement shall only become effective as of the date of the Transaction Closing (the “Effective Date”) upon the satisfaction of each of the following conditions (unless waived in writing by each of the Parties hereto):

(1)	the Transaction Closing shall have occurred on substantially the material terms and conditions contained in the draft of the Merger Agreement, dated May 3, 2012, circulated and otherwise presented to the Board of Directors of NYTEX Acquisition on May 3, 2012 (including, without limitation, payment of employment bonuses to all FDF employees in an aggregate amount not to exceed $725,000), with any non-material changes subsequently agreed to by the Chairman of the Board pursuant to the resolutions of the Board of Directors of NYTEX Acquisition passed on May 3, 2012, provided, however, that any deviation in the final Transaction terms and conditions from those presented to such Board on May 3, 2012 will not reduce the amount of the Transaction Proceeds or otherwise materially adversely affect NYTEX Energy;

(2)	the Settlement Agreement, dated as of the date hereof, by and among NYTEX Holdings, the WayPoint & FDF Entities, Michael Francis and Bryan Francis (the “Settlement Agreement”) shall have become effective in accordance with the terms thereof; and

(3)	NYTEX Energy shall have received the NYTEX Payments.

(j) Termination of Agreement. This Agreement shall automatically terminate and become void and of no further force or effect without any further action on the part of the Parties hereto, and following such termination no Party hereto shall have any further rights, liabilities or obligations hereunder, in the event the Transaction Closing has not occurred on or prior to May 30, 2012.

(k) Certain Working Capital Matters. All capitalized terms in this section that are not otherwise defined herein have the meaning ascribed to such terms in the Merger Agreement.

i.	The parties hereto agree that (i) but for the cap of $513,225 (the “Cap”) agreed to in the Merger Agreement, the Estimated Working Capital Deficit would have been $1,026,450 and (ii) pursuant to the agreed to Funds Flow Statement pursuant to the Merger Agreement WayPoint Nytex is entitled to receive $29,418,361 (representing the total Put Payment Amount of $30,000,000, less dividends previously received by WayPoint Nytex in the aggregate amount of $306,639, less an aggregate of $275,000 payable by WayPoint Nytex to NYTEX Energy and certain FDF employees pursuant to the Settlement Agreement). WCP hereby agrees to reduce the proceeds to be paid to it at Closing by an amount equal to 87.5% multiplied by the Cap (which equals $449,072). This agreement shall be reflected in the revised Funds Flow Statement.

ii.	The parties hereto also agree that if there is a Working Capital Deficit on the Final Closing Statement and amounts are paid to Purchaser from the Escrow Fund pursuant to Section 3.8(i) of the Merger Agreement, WCP shall promptly thereafter pay to NYTEX Holdings (as directed by NYTEX Energy) an amount equal to 87.5% multiplied by the amount paid to Purchaser.

iii.	The parties hereto also agree that if there is a Working Capital Surplus on the Final Closing Statement and amounts are paid by Purchaser to NYTEX Acquisition (the Sole Member) pursuant to Section 3.8(j) of the Merger Agreement, 87.5% of such amounts shall be paid directly to WCP and 12.5% of such amounts shall be paid directly to NYTEX Holdings (as directed by NYTEX Energy).

iv.	The parties hereto agree that NYTEX Acquisition (the Sole Member) hereby irrevocably grants to WCP full power and authority to make all decisions for, and act on behalf of, NYTEX Acquisition (the Sole Member) for all purposes solely under Section 3.8 of the Merger Agreement, other than for determining Outstanding A/P. NYTEX Acquisition (the Sole Member) shall take no action under Section 3.8 of the Merger Agreement without first obtaining the consent of WCP.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

NYTEX ENERGY HOLDINGS, INC.		FRANCIS DRILLING FLUIDS, LTD.

By:	/s/ Michael K. Galvis	By:	/s/ Jude N. Gregory
Name:	Michael K. Galvis	Name:	Jude N. Gregory
Title:	President and CEO	Title:	CFO, Secretary, and Treasurer

NYTEX FDF ACQUISITION, INC.		WAYPOINT NYTEX, LLC

By:	/s/ Jude N. Gregory	By:	/s/ Thomas Drechsler
Name:	Jude N. Gregory	Name:	Thomas Drechsler
Title:	CFO, Secretary, and Treasurer	Title:	Member

NEW FRANCIS OAKS, LLC		WAYPOINT CAPITAL PARTNERS, LLC

By:	/s/ Jude N. Gregory	By:	/s/ Thomas Drechsler
Name:	Jude N. Gregory	Name:	Thomas Drechsler
Title:	CFO, Secretary, and Treasurer	Title:	Member

FDF-CESSNA 210 N6542U, INC.		NYTEX PETROLEUM, INC.

By:	/s/ Jude N. Gregory	By:	/s/ Michael K. Galvis
Name:	Jude N. Gregory	Name:	Michael K. Galvis
Title:	CFO, Secretary, and Treasurer	Title:	President and CEO

[Signature Page for Omnibus Agreement]